UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2008

CHIEF CONSOLIDATED MINING COMPANY

(Exact Name of Issuer as Specified in Charter)

Arizona

(State or Other Jurisdiction of Incorporation or Organization)

001-01761 (Commission File Number)	87-0122295 (I.R.S. Employer Identification Number)

1629 Locust Street, Philadelphia, PA (Address of Principal Executive Offices)	19103 (Zip Code)

215-546-8585
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01. Changes in Control of Registrant.

On March 7, 2008, Dimeling, Schreiber & Park Reorganization Fund II, L.P. (the “Partnership”) , the controlling stockholder of Chief Consolidated Mining Company (the “Company”), entered into an agreement for the purchase of all of its shares of common stock of the Company (the “Purchase Agreement”) with Genco Resources Ltd., a British Columbia corporation (“Genco”). Pursuant to the Purchase Agreement, the Partnership agreed to sell and Genco agreed to purchase 6,477,241 shares of the Company’s convertible common stock and 13,034,769 shares of its common stock (together, the “Shares”) from the Partnership, representing all of the shares of convertible common stock and common stock owned by the Partnership. Upon the closing of the Purchase Agreement on or about March 12, 2008 (the “Closing Date”), a change in control of the Company occurred. The Shares acquired by Genco represent 64.7% of the issued and outstanding capital stock of the Company. Genco agreed to pay $4,878,002.50 for the Shares. Genco used its working capital to purchase the Shares.

The parties have the following understandings upon the execution of the Agreement: After the Closing Date, Richard R. Schreiber and Steven G. Park will remain as directors of the Company as long as Genco requests and they desire to continue as directors. As of the Closing Date, Peter D. Schreiber resigned as a director, and Genco appointed Robert C. Gardner to fill that seat.

The Company is not a party to the Purchase Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election if Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Closing Date, in connection with the terms of the Purchase Agreement:

The Company accepted the resignation of Peter D. Schreiber resigned from the Board of Directors.

The Company appointed Robert C. Gardner to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIEF CONSOLIDATED MINING COMPANY
Date: March 12, 2008	By:	/s/ Richard R. Schreiber
Name: Richard R. Schreiber Title: President